Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144201

PROSPECTUS

Clean Diesel Technologies, Inc.

2,800,000 Shares of Common Stock
___________

This prospectus relates to the resale of up to 2,800,000 shares of our common stock, $0.01 par value per share.  The shares of our common stock offered herewith are referred to in this prospectus as the “securities”.  The selling stockholders may sell the securities from time to time in public transactions or in privately negotiated transactions, without limitation, through any means described in the section hereof entitled “Plan of Distribution,” at market prices prevailing at the time of sale or at negotiated prices or not at all.  The timing and amount of any sale are within the sole discretion of the selling stockholders.  We are not aware that any of the selling stockholders has a plan to sell the securities although the selling shareholders may do so.  We will not receive any proceeds from the sale of shares.

On June 15, 2007, we effected a five-for-one reverse split of our common stock.  All historical share numbers and per share amounts in this prospectus have been adjusted to give effect to this reverse split.

Our common stock is traded in the U.S. on The NASDAQ Capital Market.  Our common stock also is traded on the Alternative Investment Market (AIM) of the London Stock Exchange and in Germany on various regional stock exchanges and the national electronic exchange (Xetra).  Reports of transactions of our common stock are available on The NASDAQ Capital Market (symbol: CDTI) and on AIM (symbols: CDT and CDTI).  On June 17, 2008, the last reported sale price of our common stock was $13.44 per share on The NASDAQ Capital Market and £5.00 per share on AIM.

Investing in our stock involves a high degree of risk.  See “Risk Factors” on page 2 for information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2008.

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CLEAN DIESEL TECHNOLOGIES, INC.

_____________________________

In deciding to buy our common stock, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

This prospectus includes market share and industry data and forecasts that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys.  Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information.  We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.  Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon our knowledge of the industry, have not been verified by any independent sources.  In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

The Clean Diesel Technologies, Inc. name and logo, Platinum Plus®, ARIS® and Biodiesel Plus™ are either registered trademarks or trademarks of Clean Diesel Technologies, Inc. in the United States and/or other countries.  All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

In this prospectus unless otherwise indicated or required by the context, “Clean Diesel Technologies,” “CDT,” the “Company,” “we,” “us” and “our” refer to Clean Diesel Technologies, Inc. and its wholly-owned subsidiary, Clean Diesel International, LLC.

This summary highlights information contained elsewhere in this prospectus.  Because this is only a summary, it does not contain all of the information that may be important to you.  You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors” beginning on Page 2, together with the additional information described under the heading “Where You Can Find Additional Information” in this prospectus.

OUR COMPANY

We develop, design, market and license patented technologies and solutions that reduce harmful emissions from internal combustion engines while simultaneously improving fuel economy and engine power.  We are a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”).  We were spun-off by Fuel Tech in a rights offering in December 1995.  Our principal place of business is at 300 Atlantic Street, Suite 702, Stamford, CT 06901, our telephone number is (203) 327-7050 and our Internet address is http://www.cdti.com.  The information on our Internet website is not incorporated by reference in this prospectus.

Since inception, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.  Our technologies are in the areas of platinum fuel catalysts for emissions control and fuel economy improvement in diesel engines, and nitrogen oxide (NOx) reduction systems for control of NOx emissions from diesel engines.  Among other solutions, we sell Platinum Plus® fuel-borne catalyst, a diesel fuel additive, and the ARIS® NOx reduction system, an advanced reagent injection system used in catalytic NOx reduction systems.  We develop and license technologies based upon our portfolio of patents and related rights and our extensive technological know-how.  We have a strong technology base with approximately 26 U.S. patents issued and 13 U.S. patent applications pending, as well as 135 international patents issued and 110 international patent applications pending.

Increasingly, combustion engine development is influenced by concern over global warming caused by carbon dioxide (CO2) emissions from fossil fuels and toxic exhaust emissions.  Because carbon dioxide results from the combustion of fossil fuels, reducing fuel consumption is often cited as the primary way to reduce carbon dioxide emissions.  Diesel engines are as much as 40% more fuel-efficient than gasoline engines.  Thus, increased use of diesel engines relative to gasoline engines is one way to reduce overall fuel consumption and thereby significantly reduce carbon dioxide emissions.  Diesel engines, however, emit higher levels of two toxic pollutants than do gasoline engines fitted with catalytic converters:  specifically, particulate matter and nitrogen oxides.  Both of these pollutants affect human health and also damage the environment.

Our strategy is to leverage our existing base of proprietary technologies by licensing our technologies and by developing new products, solutions and applications.  We have strategic licensing relationships with manufacturers for integration of certain of our technologies into their products and applications, from which we earn licensing fees, ongoing per unit royalties and engineering fees.  We continue to establish distribution channels and strive to increase consumer awareness of our products, solutions, applications and technologies.  At the same time, we continue to strive to lower the cost of our products and solutions and to enhance their technological performance.

We have incurred substantial losses from operations since our inception.  These losses totaled $51.1 million through March 31, 2008.  We have been substantially dependent upon funding provided by proceeds from private placements of our common stock to sustain our operations.

THE OFFERING

This prospectus relates to the resale of up to 2,800,000 shares of our common stock, $0.01 par value per share.  The selling stockholders have indicated that they may resell these securities in the open market, resell the securities to other investors through negotiated transactions or hold our securities in their portfolios.  This prospectus covers the resale of these securities by the selling stockholders either in the open market or to other investors through negotiated transactions.

RISK FACTORS

Set forth below are the risks that we believe are material to our investors.  This section contains forward-looking statements.  You should refer to the explanation of the qualifications and limitations on forward-looking statements set forth below under “Special Note Regarding Forward-Looking Information.”

Risks Related to Regulatory Matters

We face constant changes in governmental standards by which our products are evaluated.

We believe that, due to the constant focus on the environment and clean air standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both domestically and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air.  In the event our products fail to meet these ever-changing standards, some or all of our products may become obsolete.

Future growth of our business depends, in part, on enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.

We expect that the future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide.  If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities, it could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

New metal standards, lower environmental limits or stricter regulation for health reasons of platinum or cerium could be adopted and affect use of our products.

New standards or environmental limits on the use of platinum or cerium metal by a governmental agency could adversely affect our ability to use our Platinum Plus fuel-borne catalyst in some applications.  In addition, California Air Resources Board requires “multimedia” assessment (air, water, soil) of the fuel-borne catalyst.  The U.S. Environmental Protection Agency (EPA) could require a “Tier III” test of the Platinum Plus fuel-borne catalyst at any time to determine additional health effects of platinum or cerium which tests may involve additional costs beyond our current resources.

Risks Related to Our Business and Industry

We face competition and technological advances by competitors.

There is significant competition among companies that provide solutions for pollutant emissions from diesel engines.  Several companies market products that compete directly with our products.  Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services.  We face direct competition from companies with far greater financial, technological, manufacturing and personnel resources, including BASF (formerly Engelhard), Donaldson, Cummins Filtration, Innospec (formerly Octel), Rhodia, Hilite International, Johnson Matthey (including Argillon which it acquired in 2007) and KleenAir Systems.  Newly developed products could be more effective and cost efficient than our current or future products.  Many of the current and potential future competitors have substantially more engineering, sales and marketing capabilities and broader product lines than we have.  We also face indirect competition from vehicles using alternative fuels, such as methanol, hydrogen, ethanol and electricity.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.

We rely on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property.  However, some of our intellectual property is not covered by any patent or patent application, and, despite precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.

We do not know whether any patents will be issued from pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes.  Moreover, patent applications and issued patents may be challenged or invalidated.  We could incur substantial costs in prosecuting or defending patent infringement suits.  Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the U.S.

Some of our patents, including a platinum fuel-borne patent, will expire in 2008.  However, we believe that other longer lived patents, including those for platinum and other fuel-borne catalyst materials in combination with after-treatment devices, will provide adequate protection of our proprietary technology, but there can be no assurances we will be successful in protecting our proprietary technology.

As part of our confidentiality procedures, we generally have entered into nondisclosure agreements with employees, consultants and corporate partners.  We also have attempted to control access to and distribution of our technologies, documentation and other proprietary information.  We plan to continue these procedures.  Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies.  The steps that we have taken and that may occur in the future might not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect the proprietary rights as fully as in the U.S.

There can be no assurance that we will be successful in protecting our proprietary rights.  Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.

Our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

The factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:

•	Actions taken by regulatory bodies relating to the verification, registration or health effects of our products.
•	The extent to which our Platinum Plus fuel-borne catalyst and ARIS nitrogen oxides reduction products obtain market acceptance.
•	The timing and size of customer purchases.
•	Customer concerns about the stability of our business which could cause them to seek alternatives to our solutions and products.
•	Continued increases in raw material costs, especially platinum.

An extended interruption of the supply or a substantial increase in the price of platinum could have an adverse effect on our business.

The cost of platinum or the processing cost associated with converting the metal may have a direct impact on the future pricing and profitability of our Platinum Plus fuel-borne catalyst.  The market price for platinum increased from $480 per ounce in early 2002 to $965 per ounce at December 31, 2005, $1,118 per ounce at December 31, 2006 and $1,530 per ounce at December 31, 2007.  On June 11, 2008, the London Metal Exchange afternoon fixing for platinum was $2,032 per ounce.  Although we intend to minimize this risk through various purchasing and hedging strategies, there can be no assurance that this will be successful.  A shortage in the supply of platinum or a significant, prolonged increase in the price of platinum, in each case, could have a material adverse effect on our business, operating results and financial condition.

Failure to attract and retain key personnel could have a material adverse effect on our future success.

Our success will depend, in large part, on our ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and manufacturing personnel, and develop and maintain relationships with research institutions and other outside consultants.  The loss of key personnel or the inability to hire or retain qualified personnel, or the failure to assimilate effectively such personnel could have a material adverse effect on our business, operating results and financial condition.

We currently depend on the marketability of a limited number of primary products and technologies, including Platinum Plus fuel-borne catalyst, ARIS advanced reagent injection system for selective catalytic reduction, Purifier Systems and catalyzed wire mesh filters.

Our Platinum Plus fuel-borne catalyst, ARIS advanced reagent injection system for selective catalytic reduction, Purifier Systems and our catalyzed wire mesh filter are currently our primary products and technologies.  Failure of any of our products or technologies to achieve market acceptance may limit our growth potential.  Further, our gross profit may vary widely in relation to the mix of products and technologies that we sell during any reporting period.  We may have to cease operations if all of our primary products fail to achieve market acceptance or fail to generate significant revenue.  Additionally, the marketability of our products may be dependent upon obtaining verifications from regulatory agencies such as the EPA, California Air Resources Board, or similar European agencies, as well as the effectiveness of our products in relation to various environmental regulations in the many jurisdictions in which we market and sell our products.

We may not be able to successfully market new products that are developed or obtain direct or indirect verification or approval of our new products.

We plan to market other emissions reduction devices used in combination with the Platinum Plus fuel-borne catalyst, ARIS injector, EGR-SCR, catalyzed wire mesh filter and diesel particulate filter regeneration.  There are numerous development and verification issues that may preclude the introduction of these products for commercial sale.  If we are unable to demonstrate the feasibility of these products or obtain verification or approval for the products from regulatory agencies, we may have to abandon the products or alter our business plan.  Such modifications to our business plan will likely delay achievement of revenue milestones and profitability.

Risks Related to Our Financial Condition

We have incurred losses in the past and expect to incur losses in the future.

We have incurred losses since inception and have an accumulated deficit in the amount of $51.1 million as of March 31, 2008, which amount includes approximately $4.8 million of non-cash preferred stock dividends.  At the date of this prospectus, our cash resources are estimated to be sufficient for our needs for at least the next twelve months.

We have recognized limited revenues through March 31, 2008 and expect to continue to incur operating losses at least through 2008.  There can be no assurance that we will achieve or sustain significant revenues or profitability in the future.

We have no assurances of additional funding.

We may seek additional funding in the form of a private or public offering of equity securities.  Debt financing would be difficult to obtain because of limited assets and cash flows.  Any equity funding may depend on prior stockholder approval of an amendment to our certificate of incorporation authorizing additional capital.  Any offering of shares of our common stock may result in dilution to our existing stockholders.  Our ability to consummate financing will depend on the status of our marketing programs and commercialization progress, as well as conditions then prevailing in the relevant capital markets.  There can be no assurance that such funding will be available if needed, or on acceptable terms.  In the event that we need additional funds and are unable to raise such funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our ongoing commercialization, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.

Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights.  Identifying third-party patent rights can be particularly difficult, especially since patent applications are not published until up to 18 months after their filing dates.  If a competitor were to challenge our patents, or assert that our products or processes infringe its patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations.  Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

We are currently dependent on a few major customers for a significant portion of our revenue and our revenue could decline if we are unable to maintain or develop relationships with current or potential customers.

A few customers currently account for a significant portion of our revenues.  For the three months ended March 31, 2008, two customers accounted for approximately 23% of our revenue.  For the year ended December 31, 2007, three customers accounted for approximately 70% of our revenue and for the years ended December 31, 2006 and 2005, two customers accounted for approximately 42% and 36%, respectively, of our revenue, primarily attributable to license fees and royalties, product sales and consulting fees.  We intend to establish long-term relationships with existing customers and continue to expand our customer base.  While we diligently seek to become less dependent on any single customer, it is likely that certain contractual relationships may result in one or more customers contributing to a significant portion of our revenue in any given year for the foreseeable future.  The loss of one or more of our significant customers may result in a material adverse effect on our revenue, our ability to become profitable or our ability to continue our business operations.

Foreign currency fluctuations could impact financial performance.

Our recent operating activities have primarily been in the U.S.  However, we have increased our activities in Europe and Asia, and consequently, are exposed to fluctuations in foreign currency rates.  We may manage the risk to such exposure by entering into foreign currency futures and option contracts.  There can be no assurance that foreign currency fluctuations will not have a significant effect on our operations in the future.

Capital market conditions may influence our ability to liquidate investments.

At December 31, 2007, we held a total of $18.8 million in investments in auction rate securities, most of which were AAA/Aaa rated and collateralized by student loans substantially guaranteed by the U.S. Department of Education.  During the three months ended March 31, 2008, the Company sold $7.1 million in auction rate securities.  However, starting on February 15, 2008, the Company experienced difficulty in selling additional securities because of the failure of the auction mechanism as a result of sell orders exceeding buy orders.  These failed auctions represent liquidity risk exposure and are not defaults or credit events.  Holders of the securities continue to receive interest on the investment, currently at a pre-determined rate, and the securities will be auctioned at the pre-determined intervals until the auction succeeds, the issuer calls the securities, or they mature.  Accordingly, because there may be no effective mechanism for selling these securities, the securities may be viewed as non-current assets.  The investments associated with failed auctions will not be accessible until a successful auction occurs or a buyer is found outside of the auction process.  In other words, we may not be able to liquidate the investments until general market conditions improve and, as of the date of this prospectus, there has been no change in credit and general market conditions.  We classified $11.1 million and $11.7 million of these auction rate securities as non-current investments as of March 31, 2008 and December 31, 2007, respectively.  At March 31, 2008, the estimated fair market value of the investments held by the Company declined by $586,000 based upon management’s internal assessment and information provided by the investment bank through which the Company holds such securities.  Although these securities have continued to pay interest according to their stated terms and most of these securities continue to be AAA/Aaa rated, the Company recorded an unrealized loss of $586,000 in other comprehensive loss during the three months ended March 31, 2008 resulting in a reduction in stockholders’ equity.  At this time, because the Company has the ability and intent to hold these securities until recovery of their value, the Company does not believe such securities are other-than-temporarily impaired or that the failure of the auction mechanism will have a material impact on the Company’s liquidity or financial position.

We have not and do not intend to pay dividends on shares of our common stock.

We have not paid dividends on our common stock since inception, and do not intend to pay any dividends to our stockholders in the foreseeable future.  We intend to reinvest earnings, if any, in the development and expansion of our business.

The price of our common stock may be adversely affected by the sale of a significant number of new common shares.

The sale, or availability for sale, of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants or shares of common stock that may be issued in the public market or a private placement to fund our operations or the perception by the market that these sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise additional working capital through the sale of equity securities.  The perceived risk of dilution may cause existing stockholders to sell their shares of stock, which would contribute to a decrease in the stock price.  In that regard, downward pressure on the trading price of our common stock may also cause investors to engage in short sales, which would further contribute to downward pressure on the trading price of our stock.

Our common stock is currently listed on The NASDAQ Capital Market and the Alternative Investment Market of the London Stock Exchange.  Our common stock trades on these exchanges in the U.S. and the U.K. and in Germany on various regional stock exchanges and the national electronic exchange (Xetra), and an investor’s ability to trade the stock may be limited by trading volume and price volatility.

The trading volume in our common stock has been relatively limited and a consistently active trading market for our common stock may not develop.  Our common stock began trading on The NASDAQ Capital Market effective October 3, 2007.  Prior to this date, our common stock was traded on the OTC Bulletin Board.  The average daily trading volume in our common stock on these exchanges in 2007 was approximately 26,000 shares.

There has been significant volatility in the market prices of publicly traded shares of emerging growth technology companies, including our shares.  Factors such as announcements of technical developments, verifications, establishment of distribution agreements, significant sales orders, changes in governmental regulation and developments in patent or proprietary rights may have a significant effect on the market price of our common stock.  As outlined above, there has been a low average daily trading volume of our common stock.  To the extent this trading pattern continues, the price of our common stock may fluctuate significantly as a result of relatively minor changes in demand for our shares and sales of our stock by holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus include forward-looking statements in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our estimates, expectations and projections about our future results, performance, prospects and opportunities.  Forward-looking statements include all statements that are not historical facts.  These statements are often identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would” and similar expressions.  These forward-looking statements are based on information available to us and are subject to numerous risks and uncertainties that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, the forward-looking statements we make in this prospectus.  The discussion above under “Risk Factors” highlight some of the more important risks identified by management but should not be assumed to be the only factors that could affect our future performance.  Additional risk factors may be described from time to time in our future filings with the Securities and Exchange Commission.  Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.  You should not place undue reliance on any forward-looking statements.  Risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.  Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Important factors that may affect our expectations, estimates or projections include:

•	our ability to obtain additional financing that will be necessary to fund our continuing operations;
•	technological innovations or new products that we or our competitors make;
•	verification of our products by various governmental agencies including but not limited to the U.S. Environmental Protection Agency;
•	cost and availability of raw materials, including precious metals necessary for the production of our products;
•	developments with respect to patents or proprietary rights;
•	changes in environmental policy or regulations in the United States or abroad;
•	fluctuations in market demand for and supply of our products and technologies; and
•	price and volume fluctuations in the stock market at large that do not relate to our operating performance.

USE OF PROCEEDS

All of the outstanding shares of common stock offered hereby are being offered by the selling stockholders.  We do not anticipate receiving any of the proceeds from their sale.  The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of their shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is qualified in its entirety by reference to our certificate of incorporation, as amended and restated (“Certificate of Incorporation”).  These summaries are not meant to be the complete description of each security.  However, this prospectus contains the material terms of the securities being offered.

We are authorized to issue up to 12,000,000 shares of our common stock, $0.01 par value per share and up to 100,000 shares of preferred stock, $0.01 par value per share.  As of the date of this prospectus, 8,139,302 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.  There is no cumulative voting for election of Directors.  Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of shares of common stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors, out of funds legally available therefor.  Additionally, upon our liquidation, dissolution, or winding up, holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued dividends and liquidation preferences on the preferred stock, if any.  Holders of shares of our common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.  The outstanding shares of our common stock are, and the shares of our common stock to be outstanding upon completion of this offering will be, validly authorized and issued, fully paid, and nonassessable.

Preferred Stock

The shares of our preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions.  As of the date of this prospectus, there is no preferred stock outstanding.

Limitation on Directors’ Liabilities

Our Certificate of Incorporation limits the liability of and provides for the indemnification of our directors to us and our stockholders to the fullest extent permitted by Delaware law.  Specifically, our directors are not personally liable for money damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payments of dividends, stock purchases or redemptions under Delaware law; and
•	for any transaction from which the director derived an improper personal benefit.

Anti-takeover Effects of Delaware Law Provisions

Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.  Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock.  Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentiality whether shares held under the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by our Board of Directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

In the U.S., we have appointed American Stock Transfer and Trust Company as our transfer agent for shares of our common stock.  Capita IRG, Plc is our transfer agent for shares of our common stock in the U.K.

Trading and Listing

Our common stock is traded in the U.S. on The NASDAQ Capital Market, on the Alternative Investment Market of the London Stock Exchange and in Germany on various regional stock exchanges and the national electronic exchange Xetra.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have outstanding 8,139,302 shares of common stock.  Of these shares, 7,974,311 shares of common stock are freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act.  In general, the remaining number of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below.  Shares of common stock purchased by our affiliates will be “restricted securities” under Rule 144.  Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, Rule 701 or Regulation S promulgated under the Securities Act.

Rule 144 Securities

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, or
•	the average weekly trading volume of the common stock the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.  Rule 144 also provides that affiliates that sell shares of our common stock that are not restricted shares must comply with the same restrictions applicable to restricted shares, other than the holding requirements.

Regulation S

In general, under Regulation S, as currently in effect, a person who complies with the resale restrictions set forth in Sections 903 or 904 of Regulations S may sell shares of common stock generally in offshore transactions without regard to volume limitations, notice provisions, or to the availability of current public information about us.  However, because we are a domestic issuer, such shares of common stock would nonetheless be deemed “restricted securities” under Rule 144.

We cannot predict the effect, if any, that the sales of shares of our common stock pursuant to Rule 144, Rule 701, Regulation S or otherwise, or availability of such shares for sale, will have on the market price of shares of our common stock prevailing from time to time.  Nevertheless, sales by current shareholders of substantial amount of shares of common stock in the public market could adversely affect the prevailing prices for shares of our common stock.  In addition, the availability for sale of a substantial amount of shares of our common stock acquired in this offering could adversely affect the prevailing market prices for shares of our common stock.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the selling stockholders.  The securities set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the selling stockholders by contractual obligations.  We will not receive any proceeds from the sale of the securities by the selling stockholders.

Name of Selling Stockholder	Relationship With The Company	Beneficial Ownership of Shares of Common Stock at June 12, 2008	Number of Shares of Common Stock Offered For Sale	Beneficial Ownership of Shares of Common Stock After Giving Effect to Proposed Sale	Percentage to be Owned After Offering

Stanley Cohen & Anne Cohen		106,671	106,671	─	*
Lucy Roth & Stanley Cohen & Anne Cohen		122,015	122,015	─	*
Udaset Holdings Limited		302,294	91,311	210,983	2.6%
Regency House Limited		192,093	148,148	43,945	*
Positive Securities Limited (David Malcolm Hunter)		422,761	164,331	258,430	3.2%
Channel Hotels and Properties Limited		387,638	148,148	239,490	2.9%
Maison de Bas Investments Limited		15,850	11,850	4,000	*
Sallie Martin		7,124	5,924	1,200	*
Aith Holdings Limited		16,607	8,296	8,311	*
Avenir Finances S.A.		450,000	450,000	─	*
Roy Nominees Ltd. A/C 845417		174,221	174,221	─	*
Roy Nominees Ltd A/C 845379 Eur Client		30,200	15,200	15,000	*
Roy Nominees Ltd A/C 845387 USD Client		10,000	10,000	─	*
Roy Nominees Ltd A/C 845360 30 PCT Client		167,000	105,600	61,400	*
Roy Nominees Ltd A/C 845336 Client Charity		28,800	4,000	24,800	*
Roy Nominees Ltd A/C 845000 Client Capital		187,200	185,200	2,000	*
Yew Tree Investments Limited		148,148	148,148	─	*
Myriagon Special Situations Inc.		148,148	148,148	─	*
Liechtensteinische Landesbank AG		104,000	104,000	─	*
New Energy Fund LP		59,257	59,257	─	*
Kinloch Rice Fields LLC		59,257	59,257	─	*
Globex Limited		44,740	44,740	─	*
S.P. Angel (Nominees) Ltd.		83,231	52,000	31,231	*
John Anthony de Havilland	Director	56,551	10,000	46,551	*
Rahn & Bodmer		12,000	12,000	─	*
The Shimpling Trust Limited		95,986	60,985	35,001	*
Cadogan Settled Estates Limited		159,765	38,000	121,765	1.5%
Ram Limited		295,139	148,148	146,991	1.8%
SGA Trustees Limited a/c AFP		81,442	7,407	74,035	*
Cello Investments Limited		15,628	14,813	815	*
Kanis SA		343,769	84,073	259,696	3.2%
Addis Properties Limited a/c RF		66,422	37,035	29,387	*
Derek Gray	Director	167,205	14,813	152,392	1.9%
Walter Copan	Officer	40,894	2,221	38,673	*
John Benton		740	740	─	*
Timothy Rogers	Officer	41,740	740	41,000	*
Ann Ruple	Officer	15,754	2,421	13,333	*

TOTAL		4,660,290	2,799,861	1,860,429

*  Less than one percent.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold from time to time by the selling stockholders named under “Selling Stockholders” above and those persons’ pledgees, donees, transferees or other successors in interest.  The selling stockholders may sell the shares of common stock on The NASDAQ Capital Market, the Alternative Investment Market of the London Stock Exchange, or such other trading market on which the securities are traded or otherwise, at market prices or at negotiated prices.  They may sell securities by one or a combination of the following:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchase by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;
•	privately negotiated transactions;
•	if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and
•	any other method permitted pursuant to applicable law.

In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale.

With regard to the securities offered hereby, the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any proceeds or commissions received by them, and any profits on the resale of securities sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth:

•	the name of each of the participating broker-dealers;
•	the number of shares involved;
•	the price at which the shares were sold;
•	the commission paid or discounts or concessions allowed to the broker-dealers, where applicable;
•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	any other facts material to the transaction.

We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions.  To the extent, if any, that the selling stockholders may be considered “underwriters” within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Finn Dixon & Herling LLP, Stamford, Connecticut.

EXPERTS

Our consolidated financial statements at December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 included in our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting as of December 31, 2007, have been audited by Eisner LLP, an independent registered public accounting firm, as set forth in their reports which are incorporated by reference in this prospectus.  Our financial statements are incorporated by reference in reliance upon Eisner LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act and the common stock offered by this prospectus.  This prospectus does not contain all the information included in the registration statement.  For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement.  Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where the contract or agreement or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made.

We are required by the Securities Exchange Act of 1934, as amended, to file periodic reports, proxy statements and other information with the SEC.  All materials that we file with the Securities and Exchange Commission, including the registration statement, may be inspected and copied at prescribed rates at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.  The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  In addition, the registration statement is publicly available through the Securities and Exchange Commission’s site on the Internet’s World Wide Web, located at http://www.sec.gov.

We have not authorized anyone to provide you with information different from that contained in this prospectus.  If anyone provides you with different information you should not rely on it as being authorized by us.  We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of common stock.  Our business, financial condition, results of operations, and prospects may have changed since that date.  We will amend or supplement this prospectus as required by law.

Additional information about us can be obtained from our Internet website at http://www.cdti.com.  The contents of this website do not constitute part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents filed with SEC listed below:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 17, 2008;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 12, 2008;

3.	Our Current Report on Form 8-K filed on January 2, 2008;

4.	Our Proxy Statement on Schedule 14A filed on April 7, 2008; and

5.	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 27, 2007.

All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents (other than any information that is not deemed filed under the Exchange Act).  This prospectus also incorporates by reference any documents that we file with the SEC after the date of the initial registration statement and before the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by sending an e-mail to cgrinnell@cdti.com and requesting any one or more of such filings or by contacting Charles W. Grinnell, our General Counsel, at the following address or telephone number: Clean Diesel Technologies, Inc., 300 Atlantic Street, Suite 702, Stamford, Connecticut 06901-3522, Attention: Charles W. Grinnell; (203) 327-7050. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

2,800,000 Shares of Common Stock

CLEAN DIESEL TECHNOLOGIES INC.

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PROSPECTUS
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